Exhibit 23.3
               [Deloitte & Touche LLP letterhead]

INDEPENDENT AUDITORS' CONSENT


We consent to incorporation by reference, in the Registration Statement on Form S-8 of Devon Energy Corporation, of our report dated January 20, 1999 to the shareholders of Northstar Energy Corporation, relating to the consolidated balance sheets of Northstar Energy Corporation and subsidiaries as at December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Devon Energy Corporation.


                                      DELOITTE & TOUCHE LLP
Calgary, Alberta, Canada
October 4, 2000                       Chartered Accountants